Exhibit 10.1

AMENDMENT

TO THE

2006 ZEBRA TECHNOLOGIES CORPORATION INCENTIVE COMPENSATION PLAN

WHEREAS, Zebra Technologies Corporation (the “Company”) previously adopted the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 13.2 of the Plan, the Company’s Compensation Committee may amend the Plan to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, the Company desires to amend the Plan to ensure that stock options and stock appreciation rights issued under the Plan are stock rights exempt from the requirements of Section 409A;

NOW, THEREFORE, in consideration of the foregoing and in accordance with its powers under the Plan, the Company hereby amends the Plan effective as of May 9, 2006 in the following respects:

1.	By deleting the first paragraph of Section 13.1 in its entirety and replacing it with the following:

“The Committee, in its sole discretion, may include in any Award Agreement provisions that permit the Participant to defer receipt of the payment of cash or delivery of Shares that would otherwise be due to such Participant upon the exercise, lapse or waiver of restrictions, or satisfaction of any requirements or goal with respect to such Award. The Award Agreement shall include the rules and procedures for any such payment deferrals as the Committee determines in its sole discretion, subject to the following:”

2.	By deleting the last sentence of Section 19.3 in its entirety and replacing it with the following:

“With respect to any Option or SAR Award designed to be a stock right exempt from the requirements of Code Section 409A, the Company reserves the right to delay a Participant’s exercise of such Award if the Company reasonably determines that issuance or payment under the Award would not be deductible under Code Section 162(m). With respect to any other Award, payment of any amount that the Company reasonably determines would not be deductible under Code Section 162(m) shall be deferred until the earlier of the earliest date on which the Company reasonably determines that the deductibility of the payment will not be so limited, or the year following termination of employment.”

Executed on this 2nd day of December, 2008.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Joanne Townsend
Joanne Townsend
Its:	Vice President, Human Resources

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